Filed Pursuant to Rule 433

Registration Statement No. 333-196442

Pricing Term Sheet

February 22, 2016

Express Scripts Holding Company

$500,000,000 3.300% Senior Notes due 2021

$1,500,000,000 4.500% Senior Notes due 2026

This pricing term sheet to the preliminary prospectus supplement dated February 22, 2016 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this pricing term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Express Scripts Holding Company (the “Issuer”)

Ratings:	Moody’s: Baa2 (Stable) / S&P: BBB+ (Stable) / Fitch: BBB (Stable)

Security Description:	3.300% Senior Notes due 2021 (the “Notes due 2021”) 4.500% Senior Notes due 2026 (the “Notes due 2026”)

Aggregate Principal Amount:	Notes due 2021: $500,000,000 Notes due 2026: $1,500,000,000

Issue Price (Price to Public):	Notes due 2021: 99.790% of Principal Amount Notes due 2026: 99.467% of Principal Amount

Maturity Date:	Notes due 2021: February 25, 2021 Notes due 2026: February 25, 2026

Coupon:	Notes due 2021: 3.300% Notes due 2026: 4.500%

Benchmark Treasury:	Notes due 2021: 1.375% UST due January 31, 2021 Notes due 2026: 1.625% UST due February 15, 2026

Benchmark Treasury Price and Yield:	Notes due 2021: 100-19 3⁄4 / 1.246% Notes due 2026: 98-22+ / 1.767%

Spread to Benchmark Treasury:	Notes due 2021: T+210 basis points Notes due 2026: T+280 basis points

Yield to Maturity:	Notes due 2021: 3.346% Notes due 2026: 4.567%

Interest Payment Dates:

Notes due 2021: Semi-annually in arrears on each February 25 and August 25, commencing on August 25, 2016

Notes due 2026: Semi-annually in arrears on each February 25 and August 25, commencing on August 25, 2016

Optional Redemption:

Notes due 2021: At any time prior to 30 days prior to the maturity date of the Notes due 2021, the Notes due 2021 will be redeemable, in whole or in part, at the Issuer’s option at any time and from time to time at the greater of par and the make-whole amount to the redemption date at a discount rate equal to the Treasury Rate plus 35 basis points, plus accrued and unpaid interest to the date of redemption.

Notes due 2026: At any time prior to 90 days prior to the maturity date of the Notes due 2026, the Notes due 2026 will be redeemable, in whole or in part, at the Issuer’s option at any time and from time to time at the greater of par and the make-whole amount to the redemption date at a discount rate equal to the Treasury Rate plus 45 basis points, plus accrued and unpaid interest to the date of redemption.

Notes due 2021: At any time on or after 30 days prior to the maturity date of the Notes due 2021, the Notes due 2021 will be redeemable, in whole or in part, at the Issuer’s option at any time and from time to time at par plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Notes due 2026: At any time on or after 90 days prior to the maturity date of the Notes due 2026, the Notes due 2026 will be redeemable, in whole or in part, at the Issuer’s option at any time and from time to time at par plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Trade Date:	February 22, 2016

Settlement Date:	February 25, 2016 (T+3)

Legal Format:	SEC Registered

CUSIP/ISIN:	Notes due 2021: 30219GAL2 / US30219GAL23 Notes due 2026: 30219GAM0 / US30219GAM06

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement on Form S-3 (including a base prospectus dated June 2, 2014, as supplemented by a preliminary prospectus supplement, dated February 22, 2016 (the “Prospectus”)) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents incorporated therein that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Credit Suisse Securities (USA) LLC at 1-800-221-1037 or Morgan Stanley & Co. LLC at 1-866-718-1649.